                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of JPMorgan California Bond Fund, JPMorgan Intermediate Tax Free Income Fund, JPMorgan New Jersey Tax Free Income Fund, JPMorgan New York Intermediate Tax Free Income Fund, JPMorgan Tax Free Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
December 20, 2002